                                                                   EXHIBIT 12(B)

                                H&R BLOCK, INC.
                                   GUARANTOR
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                Three Months
                                               Ended July 31,
                                                    1997             1997         1996        1995         1994         1993
                                               --------------      -------      --------    --------     --------     --------
Pretax income (loss) from continuing                                                                        (b)
  operations................................     $(55,509)         $143,777     $125,089    $ 97,989     $103,052     $126,556
                                                 ========          ========     ========    ========     ========     ========
FIXED CHARGES:
  Interest expense..........................        8,224           11,642        3,969       4,056        3,798        6,579
  Interest portion of net rent
     expense(a).............................        6,146           26,012       21,821      20,660       19,075       17,965
                                                 --------         --------     --------    --------     --------     --------
Total fixed charges.........................       14,370           37,654       25,790      24,716       22,873       24,544
                                                 --------         --------     --------    --------     --------     --------
Earnings (loss) before income taxes and fixed
  charges...................................     $(41,139)        $181,431     $150,879    $122,705     $125,925     $151,100
                                                 ========         ========     ========    ========     ========     ========
Ratio of earnings to fixed charges..........       (c)               4.8:1        5.9:1       5.0:1        5.5:1        6.2:1
                                                 ========         ========     ========    ========     ========     ========

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(a) One-third of net rent expense is the portion deemed representative of the interest factor.

(b) Included in earnings for 1994 was a nonrecurring charge of $25,072 for purchased research and development related to the acquisition of MECA Software, Inc. as disclosed in the Acquisitions note to Block's consolidated financial statements for the year ended April 30, 1996. If such charges had not occured, the ratio of earnings to fixed charges would have been 6.6:1.

(c) Earnings were insufficient to cover fixed charges for the three months ended July 31, 1997 by $55,509.